Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Fourth Quarter and Year End Results

BOWIE, MD — January 27, 2011 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both the fourth quarter and the twelve month period ending December 31, 2010.  WSB reports net earnings of $368,000 or $0.05 per basic and diluted share for the three months ended December 31, 2010, compared to net earnings of $209,000, or $0.03 per basic and diluted share for the comparable period of the prior year.  WSB reports net loss for the year ending December 31, 2010 of $3.9 million, or $0.49 per basic and diluted share, compared to net loss of $5.7 million, or $0.73 per basic and diluted share for the twelve months ending December 31, 2009.

During the three month period ending December 31, 2010, no provision for loan losses was recorded compared to a $100,000 provision in the prior year.  During the twelve month period, $3.4 million provision for loan losses was recorded compared to $9.5 million during the twelve month period last year.  Net interest income for the three and twelve month period increased $45,000, or 2% and $1.3 million, or 12%, respectively, as a result of the continued restructuring and re-pricing of our liabilities including a $30 million reduction in borrowings.   Non-interest income increased during the three month period ending December 31, 2010 primarily as the result of gain on sale of loans sold in the secondary market.  Gain on the sale of loans increased $321,000, or 166% and $419,300, or 51% for the three and twelve month periods ending December 31, 2010 and 2009.  Non-interest income decreased for the twelve month period ending December 31, 2010 primarily due to the result an other than temporary impairment charge of $2.9 million on one of our non-agency mortgage-backed securities recorded during the third quarter of 2010. Non-interest expenses increased for the three and twelve month period ending December 31, 2010, primarily as a result of an increase in salaries and benefits.

As noted, the increase in non-interest income during the three month period is the result of a gain on the sale of loans sold in the secondary market, which is a direct result of our expansion of our mortgage lending department.  Approximately 30 experienced mortgage loan officers joined WSB during the fourth quarter ending December 31, 2010.  Non-interest expenses also increased due to salaries and benefits as a result of this expansion.

Mr. Phillip C. Bowman, CEO, said, “During this period of slow demand in other areas of lending, we will continue to focus on increasing the mortgage activity in order to reduce balance sheet risk as well as realizing gains on the sale of loans in the secondary market.  The Bank continues to remain well in excess of the regulatory levels for being ‘well capitalized’ and continues to look for new opportunities to grow the Bank in a conservative manner.  WSB is optimistic about future periods with the opportunities for conservative loan growth and continued reduction in interest costs.  We continue to be committed to the long term best interests of our customers and of our shareholders.”

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $396 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Remote deposit capture services for our commercial customers allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer FDIC insurance coverage of $250,000 per depositor.  The Dodd-Frank Wall Street Reform and Consumer Protection Act signed on July 21, 2010, made permanent the current standard maximum deposit insurance amount of $250,000.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2010	2009	% Change
Interest Income	$4,554,000	$5,805,000	(22)%
Interest Expense	$1,670,000	$2,967,000	(44)%
Net Interest Income	$2,883,000	$2,838,000	2%
Non-Interest Income	$975,000	$794,000	23%
Non-Interest Expenses	$3,343,000	$3,099,000	8%
Provision for Loan Losses	$0	$100,000	(100)%
Net Earnings	$368,000	$209,000	76%
Basic Earnings Per Share	$0.05	$0.03	66%
Diluted Earnings Per Share	$0.05	$0.03	66%
Dividends Declared Per Share	$0.00	$0.02	(100)%
Average Shares Outstanding	7,912,294	7,851,656	1%
Average Diluted Shares Outstanding	7,913,196	7,858,021	1%

	Twelve Months Ended December 31,
	2010	2009	% Change
Interest Income	$20,727,000	$24,632,000	(16)%
Interest Expense	$8,375,000	$13,591,000	(38)%
Net Interest Income	$12,352,000	$11,041,000	12%
Non-Interest Income	$683,000	$1,819,000	(62)%
Non-Interest Expenses	$16,443,000	$12,714,000	29%
Provision for Loan Losses	$3,350,000	$9,450,000	(65)%
Net Loss	$(3,873,000)	$(5,716,000)	32%
Basic Loss Per Share	$(0.49)	$(0.73)	33%
Diluted Loss Per Share	$(0.49)	$(0.73)	33%
Dividends Declared Per Share	$0.00	$0.12	(100)%
Average Shares Outstanding	7,885,217	7,849,105	0%
Average Diluted Shares Outstanding	7,885,217	7,849,105	0%

	As of
	December 31, 2010	December 31, 2009	% Change
Total Assets	$395,930,000	$437,954,000	(10)%
Total loans held-for-investment	$234,064,000	$249,236,000	(6)%
Total non performing loans to total loans held for investment	11.56%	10.80%	7%
Allowance as a percentage of total gross loans held-for-investment	4.37%	3.28%	33%
Total non-performing loans to total assets	6.84%	6.15%	11%
Total non-performing assets to total assets	8.37%	7.45%	12%
Deposits and borrowings	342,581,000	382,821,000	(11)%
Total Stockholders’ Equity	51,619,000	52,857,000	(2)%
Book Value Per Share	$6.51	$6.73	(3)%
Return on Average Assets	(0.92)%	(1.26)%	27%
Return on Average Equity	(7.29)%	(10.58)%	31%

As of December 31, 2010:	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 adjusted capital (to risk weighted assets)	$47,783,649	19.18%	$14,948,005	6.00%	$32,835,644	13.18%
Total capital (to risk weighted assets)	50,915,261	20.44%	24,913,342	10.00%	26,001,919	10.44%
Core capital (leverage) (to tangible assets)	47,794,134	12.16%	19,657,158	5.00%	28,136,976	7.16%

Forward-Looking Statements: The statements in this release regarding  increasing our mortgage banking activity, reducing risk, future gain on the sale of loans in the secondary market, future growth and continued reduction in interest costs,  are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to continued deterioration in the housing market or in general economic conditions in our market areas or a lagging recovery,, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by WSB in its Annual Report on Form 10-K for the year ended December 31, 2009, and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.   WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.